Exhibit 99.1

Vivos Therapeutics Reports Fourth Quarter and Full Year 2022

Financial Results and Provides Operational Update

2022 and Early 2023 Accomplishments, Including Capital Raise, Cost Reductions and New Technology Acquisition, Set the Stage for Potential 2023 Revenue Growth

Management to Host Conference Call Today at 5:00 pm ET

LITTLETON, Colo., March 30, 2023 – Vivos Therapeutics, Inc. (“Vivos” or the “Company'') (NASDAQ: VVOS), a medical device and technology company that delivers training and a full line of highly effective proprietary oral appliances for the treatment of breathing related sleep disorders in adults, including mild-to-moderate obstructive sleep apnea (“OSA”) and snoring, today reported financial results and operating highlights for the fourth quarter and full year ended December 31, 2022.

Vivos believes that its 2022 and early 2023 accomplishments, including the completion of a capital raise for net proceeds of approximately $7.4 million, cost reductions and a new technology acquisition, has set the stage for potential 2023 revenue growth.

Fourth Quarter and Full Year 2022 Financial Highlights

As previously disclosed, in November 2022, Vivos completed a detailed analysis of its revenue recognition policies which concluded that although Vivos’ previous technical application of ASC Topic 606, Revenue From Contracts with Customers (“ASC 606”), relating to the classification and recognition of aspects of Vivos’ revenue required certain corrections, the net effect on the Vivos’ results of operations prior to 2022 was minimal.

Readers should note that Vivos’ reported financial results for the three months and full year ended December 31, 2022 reflect the application of Vivos’ ASC 606 revenue recognition policies, including deferral of a portion of revenue into future periods, resulting in an uneven 2022 versus 2021 period over period comparisons which will not be repeated in future periods due to the consistent application of Vivos’ ASC 606 policies.

●	Revenue was $4.0 million for the fourth quarter of 2022 and $16.0 million for the full year ended December 31, 2022, compared to $4.4 million and $16.9 million for the fourth quarter and full year ended December 31, 2021, respectively, which in part reflects a deferral as of December 31, 2022 of approximately $2.5 million of Vivos Integrated Provider (“VIP”) enrollment revenue into future periods under Vivos’ ASC 606 revenue recognition policies. Vivos expects this revenue to be recognized during the next 17 months as performance obligations under its contracts with dentists are fulfilled;

●	Fourth quarter appliance revenue increased 21% as Vivos sold 2,938 total oral appliance arches, compared to 2,707 for the fourth quarter of 2021, and increased by 8% to 12,281 total oral appliance arches sold for the full year ended December 31, 2022, compared to 11,355 for the full year 2021;

●	Gross profit was $2.4 million for the fourth quarter of 2022 and $10 million for the full year ended December 31, 2022, compared to gross profit of $3.1 million and $12.6 million for the comparable periods in 2021, respectively, attributable to higher costs associated with increased sales volume of our appliances and VIP enrollments and related to our new program (started in 2022) related to the sale and leasing of SleepImage® home sleep test rings used as part of the VivoScore Program;

●	Gross margin was 60% for the fourth quarter of 2022 and 63% for the full year ended December 31, 2022, compared to 71% and 75% for the comparable periods in 2021, respectively, reflecting higher costs associated with appliances and VIP enrollments and new incentives deployed to increase VIP enrollments; and

●	Cash and cash equivalents were $3.5 million at December 31, 2022, but subsequent to year end, in January 2023, Vivos completed a private placement for net proceeds of approximately $7.4 million, to augment its liquidity position.

Fourth Quarter 2022 and Recent Operating Highlights

●	As of December 31 2022, patients treated with The Vivos Method totaled over 33,000, compared to approximately 25,000 as of the end of 2021. Vivos has also trained over 1,700 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to over 1,450 as of the end of 2021;

●	In December 2022, Vivos announced a strategic relationship with Nexus Dental Systems, which combines Vivos’ proprietary out-of-network Billing Intelligence Service with the Nexus’ in-network medical billing platform to create what is expected to be one of the most comprehensive medical billing services in the dental industry. This collaboration is expected to provide both companies’ provider networks with greater access to both in or out-of-network billing with all major medical insurance companies, facilitating case acceptances, insurance billing procedures and reimbursement;

●	In December 2022, Vivos received a new clearance from the U.S. Food and Drug Administration (“FDA”) for its proprietary daytime-nighttime appliance (“DNA”). The FDA 510(k) clearance for the DNA appliance as a Class II device gives rise to a completely new treatment regimen for mild-to-moderate OSA in adults. Making this development even more meaningful is that the DNA device for palatal expansion is Vivos’ longest standing appliance with the widest use among Vivos-trained dentists, which Vivos anticipates will now increase the ease of adoption of the DNA for treating OSA. The DNA is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action; and

●	In February 2023, Vivos acquired certain U.S. and international patents, product rights, and other miscellaneous intellectual property from Advanced Facialdontics, LLC (“AFD”), a company holding propriety technology with FDA 510(k) clearances for Temporomandibular Joint Dysfunction (“TMD”) and Bruxism (unconscious teeth grinding and clenching). With this asset purchase transaction, Vivos acquired recently issued U.S. patents, provisional patent applications as well as International patents, Patent Cooperation Treaty patents and patent applications, thus expanding its product portfolio and revenue potential.

“2022 was a year of both significant challenges and achievements for Vivos where we took actions to increase efficiencies throughout our operations and improve our cost structure to work more effectively with dentists and medical professionals in a post-COVID-19 world,” stated Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer. “During this same time, we also completed an extensive revenue recognition review process with relatively minimal net effect for us. Now that these challenges are behind us, we have become a much stronger, leaner and more efficient organization than we were prior to the pandemic.”

“As we move forward in 2023, we are focused on leveraging our core strengths and proprietary technology, while also creating new and diverse revenue streams to strengthen our market position and accelerate our growth. Our recent acquisition of product rights & patents from AFD is a key part of this, as we can now reach a broader consumer base with an expanded product portfolio for OSA patients seeking relief from the pain and other symptoms associated with TMD and Bruxism. These new, higher margin products complement our existing product portfolio and provide dentists with additional treatment methods that require less training and offer patients lower cost points of entry.”

“By adding these new technologies, patent portfolio and product rights from AFD to Vivos existing intellectual property and oral devices with The Vivos Method, we now have a product and treatment path available for the vast majority of patients. In addition, we can offer a more diverse product offering to larger organizations including Durable Medical Equipment (known as DME) companies and Dental Service Organizations (known as DSOs). With our expanded product portfolio and wider range of price points, in 2023 we expect to see more dentists than ever before becoming customers of Vivos products and services,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including: (i) the acquisition of product rights & patents from AFD, Vivos’ expanded product line and revenue potential, (ii) the potential significant impact of Vivos’ recent discussions with DME companies on the Company’s near-term growth, (iii) an update on Vivos’ DSO sales and marketing efforts; (iv) additional programs for dentists to enroll with Vivos, and (v) Vivos’ current cash position and actions taken to reduce cash burn.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Annual Report on Form 10-K for the twelve months ended December 31, 2022, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-K report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (877) 451-6152, or for international callers, (201) 389-0879. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13737313. The replay will be available until April 13, 2023.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing related sleep issues arising from certain dentofacial abnormalities such as mild-to-moderate obstructive sleep apnea (“OSA”) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to moderate OSA. It has proven effective in over 33,000 patients treated worldwide by more than 1,700 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (“CARE”) appliance therapy and associated protocols that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (“VIP”) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the results of the Company’s acquisition, sales, marketing, research and development and regulatory initiatives as described herein) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Consolidated Balance Sheets

December 31, 2022 and 2021

(In Thousands, Except Per Share Amounts)

	2022	2021

Current assets
Cash and cash equivalents	$3,519	$24,030
Accounts receivable, net of allowance of $712 and $180, respectively	457	1,203
Tenant improvement allowance receivable	-	516
Prepaid expenses and other current assets	1,448	1,575

Total current assets	5,424	27,324

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,082	2,825
Operating lease right-of-use asset	1,695	-
Intangible assets, net	302	341
Deposits and other	374	356

Total assets	$13,720	$33,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,411	$920
Accrued expenses	1,912	2,853
Current portion of contract liabilities	2,926	2,399
Current portion of long-term debt	-	1,265
Current portion of operating lease liability	419	-
Current portion of deferred rent	-	3
Current portion of lease incentive liability	-	69
Other current liabilities	145	-

Total current liabilities	6,813	7,509

Long-term liabilities
Contract liabilities, net of current portion	112	-
Operating lease liability, net of current portion	1,994	-
Deferred rent, net of current portion	-	343
Lease incentive liability, net of current portion	-	298

Total liabilities	8,919	8,150

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 23,012,119 shares as of December 31,2022 and December 31, 2021	2	2
Additional paid-in capital	84,267	81,160
Accumulated deficit	(79,468)	(55,623)
Total stockholders’ equity	4,801	25,539
Total liabilities and stockholders’ equity	$13,720	$33,689

VIVOS THERAPEUTICS INC.

Consolidated Statements of Operations

Years Ended December 31, 2022 and 2021

(In Thousands, Except Per Share Amounts)

	2022	2021
Revenue
Product revenue	$8,381	$6,520
Service revenue	7,643	10,365
Total revenue	16,024	16,885

Cost of sales (exclusive of depreciation and amortization shown separately below)	6,005	4,281

Gross profit	10,019	12,604

Operating expenses
General and administrative	29,041	25,791
Sales and marketing	5,340	5,551
Impairment loss	-	911
Depreciation and amortization	669	733

Total operating expenses	35,050	32,986

Operating loss	(25,031)	(20,382)

Non-operating income (expense)
Interest expense	-	(14)
Other expense	(190)	(9)
PPP loan forgiveness	1,287	-
Other income	89	117

Loss before income taxes	(23,845)	(20,288)
Income tax expense	-	-

Net loss	$(23,845)	$(20,288)

Net loss attributable to common stockholders	$(23,845)	$(20,288)

Net loss per share attributable to common stockholders (basic and diluted)	$(1.04)	$(0.96)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	23,012,119	21,233,485